                              EMPLOYMENT AGREEMENT

         This Agreement is made the 30th of December, 1998, effective as of January 1, 1999, by and between Coventry Corporation, a Delaware corporation (the "Company"), with its principal place of business at 6705 Rockledge Drive, Suite 900, Bethesda, Maryland, 20817, and Allen F. Wise (the "Executive").

         WHEREAS, the Company is engaged in the business of providing comprehensive health care services;

         WHEREAS, the Company desires to employ the Executive to devote full time to the business of the Company and to continue as the President and Chief Executive Officer of the Company; and

         WHEREAS, the Executive desires to be employed on the terms and subject to the conditions hereinafter stated.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Employment Agreement, the parties hereby agree as follows:

                                       1
                         POSITION AND RESPONSIBILITIES

         During the Term of this Employment Agreement, the Executive shall perform such duties for such compensation and subject to such terms and conditions as are hereinafter set forth.

                                       2
                                TERM AND DUTIES

         2.1 Term: Extension. The term of this Employment Agreement (the "Term of this Employment Agreement") will commence as of January 1, 1999, and shall continue through December 31, 2001. On or after January 1, 2001, but no later than September 30, 2001, the Company and the Executive shall deliberate the possible extension of this Employment Agreement. If at the end of the term of this Employment Agreement a new employment contract is not executed, the term of this Employment Agreement will continue on a year-to-year basis in the absence of notice of either party. Termination of the Executive's employment pursuant to this Employment Agreement shall be governed by Sections 4 and 5.

         2.2 Duties. As President and Chief Executive Officer, the Executive shall report to the Board of Directors and shall be responsible for the overall direction, administration and leadership of the Company, including, but not limited to, the establishment and implementation of policies and directives, formulation of long range plans, goals and objectives, effective management of employees, and such other powers and duties normally associated with such position or as may be delegated or assigned to the Executive by the Company's Board of Directors. During the term of the Agreement, the Executive shall also serve without additional compensation in such other offices of the Company or its subsidiaries or affiliates to which he





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may be elected or appointed by the Board of Directors of the Company or its subsidiaries or affiliates, respectively.

         2.3 Location. The duties of the Executive shall be performed at such locations and places as may be directed by the Board of Directors.

                                       3
                           COMPENSATION AND BENEFITS

         3.1 Base Compensation. The Company shall pay the Executive a base salary ("Base Salary") of $600,000 per annum, subject to applicable withholdings. The Base Salary shall be payable in equal semi-monthly payments according to the customary payroll practices of the Company. The Base Salary shall be reviewed annually and shall be subject to increase according to the policies and practices adopted by the Board of Directors from time to time.

         3.2 Bonus Compensation. The Executive shall be eligible for an annual bonus ("Bonus") potential of 100% of Base Compensation, which shall be determined as follows:

                          (a)     up to 50% shall be based upon achievement of
budget and other operational performance factors, and

                          (b)     all or any part of the remaining 50% shall be
granted in the sole discretion of the Compensation and Benefits Committee ("Committee") of the Board of Directors of the Company. The Executive's bonus and performance factors shall be determined on an annual basis by the Committee.

         3.3 Additional Compensation. During the period of this Agreement and as a result of employment under this Agreement, the Executive shall receive or be eligible for the following additional compensation:

                          (a)     Company Stock Options:  On the effective date
of this Agreement, the Executive will be granted a nonqualified stock option to purchase 150,000 shares of the Common Stock of the Company at an exercise price per share equal to the closing price per share of the Common Stock of the Company as reported on the NASDAQ National Market on the first trading day after the effective date of this Agreement. The option will vest at a rate of one-third of the shares at the end of each anniversary date of the grant, over the next three years beginning on the date of grant, or in the event substantially all of the capital stock or assets of the Company are sold or transferred or the Company is merged into or consolidated with another unaffiliated entity, then the option will become fully vested on the date of closing. The option will expire on January 1, 2009 unless sooner terminated by the Executive terminating his employment hereunder. The option shall be granted under and in accordance with the terms and conditions of the Company's Second Amended and Restated 1993 Stock Option Plan and a letter agreement between the Executive and the Company dated as of the effective date of this Agreement. Future stock option awards may be made in the number and with the terms established by the Board.





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                          (b)     Benefits.  The Executive will be entitled to
participate in all employee benefit plans or programs and receive all benefits and perquisites to which any salaried employee is eligible under any existing or future plan or program established by the Company for salaried employees, including, without limitation, all plans developed for executive officers of the Company. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These plans or programs may include group hospitalization, health care, dental care, life or other insurance, tax qualified pension, car allowance, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans, including capital accumulation programs, restricted stock programs, stock purchase programs and stock option plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or executive officers. The Executive will be entitled to four (4) weeks of annual paid vacation.

         3.4 Business Expenses. The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Employment Agreement upon the Executive's submitting proper documentation in accordance with the Company policies for expense reimbursement. In addition, in lieu of charging any auto mileage for business use, the Executive will be provided a leased automobile, and all reasonable operating costs, including insurance, gas, maintenance, and repairs, will be paid by the Company. To the degree that the Executive is accountable for any income taxes arising from this Section, he will have sole responsibility for calculating and paying such taxes.

         3.5 Withholding. The Company may directly or indirectly withhold from any payments under this Employment Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

                                       4
                       DEATH AND DISABILITY COMPENSATION

         4.1 Payment in Event of Death. In the event of the death of the Executive during the Term of this Employment Agreement, the Company's obligation to make payments under this Employment Agreement shall cease as of the date of death, except for the following benefits to be paid to the Executive's beneficiaries:

                          (a)     any earned but unpaid base salary and bonus
(pro-rated for that year);

                          (b)     for thirty-six (36) months following the date
of the Executive's death, the Company shall reimburse the Executive's designated beneficiary for the cost of the designated beneficiary's medical and dental insurance as in effect at the date of the Executive's death;





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                          (c)     the exercisability of stock options granted
to the Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans; and

                          (d)     the Executive's designated beneficiary will
be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided or referred to in this Employment Agreement.

         4.2 Payment in Event of Disability. Notwithstanding the disability of the Executive, the Company will continue to pay the Executive pursuant to Section 3 hereof during the Term of this Employment Agreement, unless the Executive's employment is earlier terminated in accordance with this Employment Agreement. In the event the disability continues for a period of three (3) months, the Company may thereafter terminate this Employment Agreement and the Executive's employment. Following such termination, the Company will pay the Executive amounts equal to the following:

                          (a)     his regular installments of Base Salary, as
of the time of termination, for a period not to exceed the commencement of payments under any Company provided long-term disability plan;

                          (b)     a lump sum payment equal to the average
annual bonus compensation for the two (2) calendar years immediately preceding the year of termination due to disability, prorated for the year the disability occurs;

                          (c)     for thirty-six (36) months following the date
of the Executive's termination due to disability, the Company shall reimburse the Executive for the cost of the Executive's medical and dental insurance as in effect at the date of the Executive's termination; and

                          (d)     if the Executive is receiving disability
benefits under the Company's qualified long-term disability program, the Executive will receive a monthly payment equal to 60% multiplied by pre-disability earnings (as defined by the qualified long-term disability plan) less any monthly benefit paid under the qualified long-term disability program. Such payments shall continue to the earlier of 1) age 62, or 2) cessation of payments under the Company's qualified long-term disability program.

                          (e)     the exercisability of stock options granted
to the Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans.

         4.3 Responsibilities in the Event of Disability. During the period the Executive is receiving payments following his disability and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his position or prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of this





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Employment Agreement, the Executive's obligation to provide information and assistance will cease.

         4.4 Definition of Disability. For purposes of this Employment Agreement, the term "disability" will have the same meaning as is attributed to such term, or any substantially similar term, in the Company's long-term disability income plan as in effect from time to time. The Company's group long-term disability policy in existence at the time of disability shall be considered to be a part of this Agreement.

                                       5
                           TERMINATION OF EMPLOYMENT

         Notwithstanding anything herein to the contrary, this Employment Agreement and the Executive's employment with the Company may be terminated by the Company at any time, subject to the terms and provisions of this Section 5.

         5.1              Termination Without Cause; Constructive Termination.

                          5.1.1   Without a Change in Control.  If the
Executive suffers a Termination Without Cause (hereinafter defined) or a Constructive Termination (as hereinafter defined), the Company will continue to pay the Executive the following:

                                  (a)      for a period of twenty-four (24)
months after Termination Without Cause or Constructive Termination, a monthly amount equal to 200% of the sum of the Executive's combined (i) Base Salary as in effect at the time of the termination and (ii) the average Bonus for the two
(2) calendar years immediately preceding the year of termination, divided by twenty-four (24); and

                                  (b)      for twenty-four (24) months
following such Termination Without Cause or Constructive Termination, the Company shall reimburse the Executive for the cost of the Executive's medical and dental insurance as in effect at the date of termination. In addition, the Executive will receive twelve (12) months additional vesting credit for all stock options and restricted stock awards.

                          5.1.2   Upon a Change in Control.  If the Executive
suffers a Termination Without Cause or Constructive Termination within one (1) year following a Change in Control, the Company will pay to the Executive the following:

                                  (a)      in a lump sum upon such termination
an amount equal to the sum of (i) 200% of the Executive's combined (A) Base Salary as in effect at the time of the termination and (B) average Incentive Bonus for the two (2) calendar years immediately preceding the year of termination, and (ii) to the extent that such foregoing amount or any other payment in the nature of compensation (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder ("Section 280G")) to or for the benefit to the Executive (or any part of such amount or other payment) constitutes an "excess parachute payment" within the meaning of Section 280G, the amount, if





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any, of (A) such "excess parachute payment" multiplied by a fraction, the numerator of which is the number one (1.00) and the denominator of which is (I) the number (1.00) minus (II) the effective tax rate under Section 280G applicable to the Executive expressed as decimal, minus (B) the amount of such "excess parachute payment";

                                  (b)      for twenty-four (24) months
following such Termination upon a Change of Control, the Company shall reimburse the Executive for the cost of the Executive's medical and dental insurance as in effect at the date of termination; and

                                  (c)      all stock options and all restricted
stock granted to the Executive shall vest in full following such Termination upon a Change of Control.

         5.2 Termination With Cause; Voluntary Termination. If the Executive suffers a Termination with Cause or the Executive terminates his employment with the Company not due to a Change of Control (a "Voluntary Termination"), then the Company will not be obligated to pay the Executive any amounts of compensation or benefits following the date of termination. However, earned but unpaid Base Salary through the date of termination will be paid in a lump sum. The exercisability of stock options granted to the Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans.

         5.3 Definitions. For purposes of this Employment Agreement, the following terms have the following meanings:

                          5.3.1   A "Change in Control" shall occur if an event
or series of events occurs after the effective date of this Employment Agreement which would constitute either a change in ownership of the Company, within meaning of Section 280G, or a change in the ownership of a substantial portion of the Company's assets, within the meaning of Section 280G, but for purposes of this definition, the fair market value threshold for determining "substantial portion of the Company's assets" shall be "greater than 50%."

                          5.3.2   "Constructive Termination" means termination
of the Executive's employment by the Executive (a) from a declined reassignment of duties, responsibilities, title, or reporting relationships that are not the equivalent of his then current position as set forth herein Section 2.2 or compensation or (b) the intentional or material breach by the Company of this Agreement or (c) the continuous and material involvement of the Board in the management of the Company, on a level not warranted by exceptional circumstances, that is clearly greater than that previously exercised by the Board. The Executive shall have a period of ninety (90) days after termination of his employment to assert against the Company that he suffered a Constructive Termination, and after the expiration of such ninety (90) day period, the Executive shall be deemed to have irrevocably waived the right to such assertion.

                          5.3.3   "Termination With Cause" means termination of
the Executive's employment by the Company, acting in good faith, by written notice to the Executive specifying the event relied upon for such termination, due to the Executive's conviction for a felony, the Executive's perpetration of a fraud, embezzlement or other act of dishonesty or the Executive's





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breach of a trust or fiduciary duty which materially adversely affects the
Company or its shareholders.

                          5.3.4   "Termination Without Cause" means termination
of the Executive's employment by the Company other than due to the Executive's death or disability or Termination With Cause.

                                       6
                      OTHER DUTIES OF THE EXECUTIVE DURING
                AND AFTER THE TERM OF THIS EMPLOYMENT AGREEMENT

         6.1 Extent of Service. The Executive shall devote substantially all of his working time, attention and energies to the business of the Company and shall not, during the term of this Agreement, take, directly or indirectly, an active role in any other business activity without the prior written consent of the Company; but except as provided in Section 6.3, this Section shall not prevent the Executive from serving as a director of other entities not affiliated with the Company, from making real estate or other investments of a passive nature or from participating in the activities of a nonprofit charitable organization where such participation does not require a substantial amount of time and does not adversely affect the Executive's ability to perform his duties under this Agreement.

         6.2 Additional Information. The Executive will, upon reasonable notice, during or after the Term of this Employment Agreement, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party. The Executive shall receive reasonable compensation for the time expended by him pursuant to this Section 6.2.

         6.3 Confidentiality. The Executive recognizes and acknowledges that certain information pertaining to the business and operations of the Company such as strategic plans, product development, financial costs, pricing terms, sales data or new or developing business opportunities ("Confidential Information"), is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this Confidential Information are essential to the performance of the Executive's duties under this Employment Agreement. The Executive will not during the term of this Employment Agreement or following termination of his employment except to the extent reasonably necessary in the performance of his duties under this Agreement, give to any person, firm, association, corporation or governmental agency any Confidential Information except as required by law. The Executive will not make use of this Confidential Information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this Confidential Information by others. All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.

         6.3              Noncompetition.





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                          6.3.1   During the Term of Employment.  The Executive
will not Compete with the Company (as defined in Section 6.3.4 hereafter) at any time while he is employed by the Company or receiving payments from the Company.

                          6.3.2   Termination Without Cause; Termination With
Cause; Constructive Termination; Termination Upon a Change of Control. In the event of Termination With Cause, Termination Without Cause, Constructive Termination, or Termination Upon a Change of Control, the Executive will not Compete with the Company for a period of two (2) years from the date of such termination; provided however that if a Voluntary Termination follows a notice by the Company under Section 2.1 that the Term of this Employment Agreement will not be automatically extended, there will be no restriction on the Executive's right to Compete with the Company after the date his employment terminates.

                          6.3.3   Voluntary Termination.  In the event of
Voluntary Termination for reasons other than non-renewal under Section 2.1, if the Executive is receiving, or has received, any payments under Section 5 of this Agreement, with the noted exception of Section 5.2, the Executive will not Compete with the Company for a period of two (2) years from the date of such termination. If the Executive only receives payment as defined under Section 5.2, there will be no restriction on the Executive's right to Compete with the Company after the date his employment terminates.

                          6.3.4   Definitions of "Compete" with the Company.
For the purposes of this Section 6, the term "Compete with the Company" means action by the Executive, direct or indirect, for his own account or for the account of others, either as an officer, director, stockholder, owner, partner, member, promoter, employee, consultant, advisor, agent, manager, creditor or in any other capacity, resulting in the Executive having any pecuniary interest, legal or equitable ownership, or other financial or non-financial interest in, or employment, association or affiliation with, any corporation, business trust, partnership, limited liability company, proprietorship or other business or professional enterprise that provides health care services or management services to any health care facility within a fifty mile radius of any location where the Company or any subsidiary or affiliate of the Company performs such services at the date of a termination of the Executive's employment; provided, however, that the term "Compete with the Company" shall not include ownership (without any more extensive relationship) of a less than a five percent (5%) interest in any publicly-held corporation or other business entity.

                          6.3.5   Reasonableness of Scope and Duration;
Remedies. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section 6 may cause irreparable harm to the Company not compensable in monetary damages and that the Company may be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section 6.

                                       7
                          INDEMNIFICATION OF EXECUTIVE





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         7.1              Indemnification of Executive In Third Party
Proceedings. The Company shall indemnify the Executive, if the Executive was or is a party, or is threatened to be made a party to any third party proceeding, by reason of the fact that the Executive was or is an authorized representative of the Company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Executive in connection with such third party proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal third party proceeding, had no reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the Executive did not act in good faith and in a manner which he reasonably believed to be in or not opposed to, the best interests of the Company, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

         7.2 Indemnification of the Executive in Corporate Proceedings. The Company shall indemnify the Executive if he was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that he was or is an unauthorized representative of the Company, against expenses actually and reasonably incurred by him in connection with defense or settlement of such corporate proceeding, if he acted in good faith and in a manager reasonably believed to be in, or not opposed to, the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which the Executive shall have been adjudged to be liable to the Company unless and only to the extent that a court of competent jurisdiction or the court in which such corporate proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Executive is fairly and reasonably entitled to indemnity for such expenses which a court of competent jurisdiction shall deem proper.

         7.3 Mandatory Indemnification of the Executive. To the extent that the Executive has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection herewith.

         7.4 Determination of Entitlement to Indemnification. Any indemnification under Section 7.1, 7.2 or 7.3 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Executive is proper in the circumstances because he has either met the applicable standard of conduct set forth in Section 7.1 or 7.2 or has been successful on the merits or otherwise as set forth in Section 7.3 and that the amount requested has been actually and reasonably incurred. Such determination shall be made:

         (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such third party or corporate proceeding; or

         (b) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or





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         (c)     by the stockholders.

         7.5 Advancing Expenses. Expenses actually and reasonably incurred in defending a third party or corporate proceeding shall be paid on behalf of the Executive by the Company in advance of the final disposition of such third party or corporate proceeding upon receipt of an undertaking by or on behalf of the Executive to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company as authorized in this Section 7. The financial ability of the Executive to make a repayment contemplated by this Section shall not be a prerequisite to the making of an advance.

         7.6              Certain Terms.  For purposes of this Section 7:

         (a) "corporate proceeding" shall mean any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor or investigative proceeding by the Company;

         (b) "criminal third party proceeding" shall include any action or investigation which could or does lead to a third party proceeding that could result in criminal penalties, and any such proceeding;

         (c) "expenses" shall include, bot not be limited to, attorneys' fees and disbursements;

         (d) "fines" shall include, but not be limited to, any excise taxes assessed on a person with respect to an Executive benefit plan;

         (e) "not opposed to the best interests of the Company" shall include actions taken in good faith and in a manner the Executive reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan;

         (f)     "other enterprises" shall include employee benefit plans;

         (g) "party" to a proceeding shall include a person who gives testimony or is similarly involved in such proceeding;

         (h) "third party proceeding" shall mean threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Company.

         7.7 Insurance. The Company may purchase and maintain insurance on behalf of the Executive against any liability asserted against the Executive and incurred by the Executive in such capacity, or arising out of his status as such, whether or not the Company would have the power or the obligation to indemnify the Executive against such liability under the provisions of this
Section 7.





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         7.8              Scope of Section.  The indemnification of the
Executive and advancement of expenses, as authorized by the preceding provisions of this Section 7, shall not be deemed exclusive of any other rights to which may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while employed by the Company. The indemnification and advancement of expenses provided by or granted pursuant to this Section 7 shall continue after the Executive ceases to be an authorized representative of the Company and shall inure to the benefit of his heirs, executors and administrators.

         7.9 Reliance on Provisions. The Executive's actions as an authorized representative of the Company shall be deemed so done in reliance upon rights of indemnification provided by this Section 7.

                                       8
                    CONSOLIDATION, MERGER OR SALE OF ASSETS

         Nothing in this Employment Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or organization which assumes this Employment Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets, the term "the Company" as used herein will mean or include the other corporation or organization and this Employment Agreement shall continue in full force and effect. This Section 8 is not intended to modify or limit the rights of the Executive hereunder.

                                       9
                                 MISCELLANEOUS

         9.1 Entire Agreement. This Employment Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.

         9.2 Amendment: Waiver. This Employment Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Employment Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

         9.3 Severability: Modification of Covenant. Should any part of this Employment Agreement be declared invalid for any reason, such invalidity shall not affect the validity of any remaining portion hereof and such remaining portion shall continue in full force and effect as if this Employment Agreement had been originally executed without including the invalid part. Should any covenant of this Employment Agreement be unenforceable because of its geographic scope or term, its geographic scope or tem shall be modified to such extent as may be necessary to render such convenant enforceable.





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         9.4              Effect of Captions.  Titles and captions in no way
define, limit, extend or describe the scope of this Employment Agreement nor the intent of any provision thereof.

         9.5 Counterpart Execution. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.6 Governing Law: Arbitration. This Employment Agreement has been executed and delivered in the State of Maryland and its validity, interpretation, performance and enforcement shall be governed by the laws of that state. Any dispute among the parties hereto shall be settled by arbitration in Bethesda, Maryland, in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. All provision hereof are for the protection and are intended to be for the benefit of the parties hereto and enforceable directly by the binding upon each party. Each party hereto agrees that the remedy at law of the other for any actual or threatened breach of this Employment Agreement would be inadequate and that the other party shall be entitled to specific performance hereof or injunctive relief or both, by temporary or permanent injunction or such other appropriate judicial remedy, writ or orders as may be decided by a court of competent jurisdiction in addition to any damages which the complaining party may be legally entitled to recover.

         9.7 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission to the following:

                          (i) If to the Company, at 6705 Rockledge Drive, Suite 900, Bethesda, Maryland, 20817, Attention: Chairman of the Compensation Committee, or at such other address as may have been furnished to the Executive by the Company in writing; or

                          (ii) If to the Executive, at 6705 Rocklege Drive, Suite 900, Bethesda, Maryland, 20817 or 13521 Stonebarn Lane, N. Potomac, Maryland 20878 or such other address as may have been furnished to the Company by the Executive in writing.

         9.8 Binding Agreement. This Employment Agreement shall be binding on the parties' successors, heirs and assigns.





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
                 IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.





                                               COVENTRY CORPORATION


                                               By: /s/ JOHN H. AUSTIN
                                                   -------------------------
                                                   John H. Austin, Chairman



                                               EXECUTIVE:

                                               /s/ ALLEN F. WISE
                                               ----------------------------
                                               Allen F. Wise, CEO





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